Exhibit 99.1

CONTACTS:
Mike El-Hillow	Cathy Kawakami
Executive Vice President, Chief Financial Officer	Director, Corporate and Investor Relations
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970-407-6570	970-407-6732
mike.el-hillow@aei.com	cathy.kawakami@aei.com

FOR IMMEDIATE RELEASE
ADVANCED ENERGY REPORTS THIRD QUARTER 2005 RESULTS
     Sales down 12 percent year-over-year, gross margin higher by 5 percent as operational improvement continues
FORT COLLINS, Colo., October 19, 2005 — Advanced Energy Industries, Inc. (Nasdaq: AEIS) today reported financial results for the third quarter ended September 30, 2005.
For the 2005 third quarter, sales were $82.0 million, down 6.2 percent compared to second quarter 2005 sales of $87.4 million, and down 12.4 percent from third quarter 2004 sales of $93.6 million. Third quarter 2005 gross margin improved to 37.0 percent of sales compared to 36.7 percent of sales in the second quarter of 2005, and 31.8 percent of sales in the third quarter of 2004.
Operating income was $2.5 million for the third quarter of 2005, compared to $5.5 million in the second quarter of 2005, and $1.9 million in the third quarter of 2004. Third quarter 2005 operating income includes a $3.0 million litigation settlement charge.
The net loss for the 2005 third quarter was $3.9 million, or $0.10 per share. Third quarter net loss includes the previously mentioned $3.0 million litigation settlement, $2.1 million related to the early retirement of the convertible debt, and a non-cash charge of $1.1 million related to the write-off of deferred debt issuance costs. The third quarter of 2005 net loss includes a tax provision of $1.6 million on pretax income earned outside of the United States. The company is unable to provide a tax benefit from its U.S. tax-loss carryforwards until it has demonstrated sustained profitability in the United States. Pretax losses were incurred in the third quarter of 2005 in the United States primarily due to the litigation settlement and debt costs detailed above.
Second quarter 2005 net income was $5.9 million, or $0.18 per diluted share. Second quarter 2005 income from continuing operations was $3.3 million, or $0.10 per diluted share. Included in the second quarter 2005 income from continuing operations was an after-tax gain from the sale of certain marketable securities of $1.1 million. The third quarter 2004 net loss was $1.1 million, or $0.03 per share.
Revenue for the nine months ended September 30, 2005 was $255.5 million compared to $306.9 million for the first nine months of 2004. Net income from continuing operations for the 2005 nine-month period was $147,000, or

Advanced Energy Reports Third Quarter 2005 Results — Page 2
October 19, 2005
$0.00 per diluted share, compared to net income for the 2004 nine-month period of $10.3 million, or $0.31 per diluted share.
During the third quarter of 2005, the Company completed a public offering of 11.5 million shares. The net proceeds to the Company totaled $105.7 million, which were used toward the redemption of the Company’s convertible subordinated notes. The redemption was completed during third quarter of 2005.
Dr. Hans Betz, president and chief executive officer, said, “We were pleased that our operating performance improved despite the lower revenue caused principally by soft demand from the semiconductor equipment customer base. These operational improvements, combined with the recently completed financing and redemption of the convertible debt, have improved our balance sheet as we generated $5.4 million of cash from operations. Our factory in Shenzhen, China is fully operational and we are well positioned for further improvements in capability and capacity.
“Our innovative product portfolio continues to be validated across existing and emerging end markets through additional design wins on an array of technology platforms. We continue to focus on profitable growth opportunities that best leverage our differentiated technology and global infrastructure in the markets we currently serve, and beyond,” said Dr. Betz.
“We expect the soft demand environment for semiconductor equipment to continue in the near term. We anticipate fourth quarter 2005 revenue in the $75 million to $80 million range, and earnings per share in the range of $0.05 to $0.07,” said Dr. Betz.
Third Quarter Conference Call
Management will host a conference call today, Wednesday, October 19, 2005 at 5:00 pm Eastern time to discuss Advanced Energy’s financial results. You may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 706-679-7720. For a replay of this teleconference, please call 706-645-9291, and enter the pass code 9139998. The replay will be available through Wednesday, October 26, 2005. There will also be a webcast available at www.advanced-energy.com.
About Advanced Energy
Advanced Energy is a global leader in the development and support of technologies critical to high-technology manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications.
Leveraging a diverse product portfolio and technology leadership, Advanced Energy creates solutions that maximize process impact, improve productivity and lower the cost of ownership for its customers. This portfolio

Advanced Energy Reports Third Quarter 2005 Results — Page 3
October 19, 2005
includes a comprehensive line of technology solutions in power, flow, thermal management, and plasma and ion beam sources for original equipment manufacturers (OEMs) and end-users around the world.
Advanced Energy operates in regional centers in North America, Asia and Europe and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, Advanced Energy is a publicly held company traded on the Nasdaq National Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.
Safe Harbor Statement
This press release contains certain forward-looking statements, including the company’s expectations with respect to Advanced Energy’s financial results for the fourth quarter of 2005. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the semiconductor, semiconductor capital equipment and flat panel display industries, Advanced Energy’s ongoing ability to develop new products in a highly competitive industry characterized by increasingly rapid technological changes, and other risks described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements, as filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov . Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-221-4670. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2005	2004	2005	2005	2004
Sales	$81,975	$93,550	$87,386	$255,501	$306,906
Cost of sales	51,635	63,810	55,338	164,038	201,790

Gross profit	30,340	29,740	32,048	91,463	105,116

Operating expenses:
Research and development	10,537	12,576	11,016	32,568	38,795
Selling, general and administrative	13,600	14,382	13,993	40,494	42,273
Amortization of intangible assets	504	1,092	518	1,569	3,387
Restructuring charges	210	(165)	1,068	2,540	242
Litigation settlement	3,000	—	—	3,000	—

Total operating expenses	27,851	27,885	26,595	80,171	84,697

Income from operations	2,489	1,855	5,453	11,292	20,419

Other expense, net	(4,796)	(1,994)	(719)	(7,602)	(5,566)

(Loss) income from continuing operations before income taxes	(2,307)	(139)	4,734	3,690	14,853

Provision for income taxes	(1,584)	(997)	(1,430)	(3,543)	(4,595)

(Loss) income from continuing operations	(3,891)	(1,136)	3,304	147	10,258

Gain on sale of discontinued assets	—	—	2,645	2,645	—
Provision for income taxes	—	—	—	—	—

Income from discontinued operations	—	—	2,645	2,645	—

Net (loss) income	$(3,891)	$(1,136)	$5,949	$2,792	$10,258

Net (loss) income per basic share
(Loss) income from continuing operations	$(0.10)	$(0.03)	$0.10	$0.00	$0.31
Income from discontinued operations	—	—	0.08	0.08	—

Basic (loss) earnings per share	$(0.10)	$(0.03)	$0.18	$0.08	$0.31

Net (loss) income per diluted share
(Loss) income from continuing operations	$(0.10)	$(0.03)	$0.10	$0.00	$0.31
Income from discontinued operations	—	—	0.08	0.08	—

Diluted (loss) earnings per share	$(0.10)	$(0.03)	$0.18	$0.08	$0.31

Basic weighted-average common shares outstanding	38,366	32,674	32,797	34,639	32,633

Diluted weighted-average common shares outstanding	38,366	32,674	33,094	34,932	33,233

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$51,824	$38,404
Marketable securities	4,032	69,578
Accounts receivable, net	72,094	72,053
Inventories, net	55,849	73,224
Other current assets	2,221	6,140

Total current assets	186,020	259,399

Property and equipment, net	41,347	44,746

Deposits and other	4,559	6,468
Goodwill and intangibles, net	71,832	80,308
Customer service equipment, net	2,754	2,968
Deferred debt issuance costs, net	—	2,086
Deferred income tax assets, net	1,748	—

Total assets	$308,260	$395,975

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$25,470	$17,683
Other accrued expenses	27,889	28,615
Current portion of capital leases and senior borrowings	2,440	3,726
Accrued interest payable on convertible subordinated notes	—	2,460

Total current liabilities	55,799	52,484

Long-term liabilities:
Capital leases and senior borrowings	2,788	4,679
Deferred income tax liabilities, net	—	3,709
Convertible subordinated notes payable	—	187,718
Other long-term liabilities	2,173	2,407

Total long-term liabilities	4,961	198,513

Total liabilities	60,760	250,997

Stockholders’ equity	247,500	144,978

Total liabilities and stockholders’ equity	$308,260	$395,975

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2005	2004
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$37,865	$(7,053)

NET CASH PROVIDED BY INVESTING ACTIVITIES	63,558	8,712

NET CASH USED IN FINANCING ACTIVITIES	(86,028)	(4,515)

EFFECT OF CURRENCY TRANSLATION ON CASH	(1,975)	(82)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,420	(2,938)
CASH AND EQUIVALENTS, beginning of period	38,404	41,522

CASH AND EQUIVALENTS, end of period	$51,824	$38,584